Exhibit 10.2
Dated 6 May 2011
MARFIN POPULAR BANK PUBLIC CO LTD
as Lender
-and-
NAVIOS SHIPMANAGEMENT INC.
as Borrower
-and-
NAVIOS MARITIME HOLDINGS INC.
and
ASTRA MARITIME CORPORATION
as Guarantors

Supplemental Agreement No. 2 relating to a Loan Agreement dated
23 October 2009 as amended in respect of a revolving credit facility of up to US$110,000,000
(originally)

TABLE OF CONTENTS

1. Definitions	2
2. Consent of the Lender	3
3. Amendments to the Original Loan Agreement	3
4. Representations and Warranties	3
5. Conditions	5
6. Relevant Parties’ confirmation	6
7. Expenses	6
8. Miscellaneous and notices	7
9. Applicable Law-Jurisdiction	7
10. Contract (Rights of Third Parties) Act 1999	9
EXECUTION PAGE	10
Schedule 1: Documents and evidence required as conditions precedent
Schedule 2: Definitions and Expressions
Schedule 3: Amended and Restated Loan Agreement

THIS SUPPLEMENTAL AGREEMENT is made this 6th day of May 2011.
BETWEEN
1	MARFIN POPULAR BANK PUBLIC CO LTD (successor by way of cross-border merger of Marfin Egnatia Bank Societe Anonyme) a company duly incorporated under the laws of the Republic of Cyprus, having its registered office at 154 Limassol Avenue, 2025 Nicosia, Cyprus (the “Lender”) as lender;

2	NAVIOS SHIPMANAGEMENT INC., a corporation duly formed and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands (the “Borrower”) as borrower; and

3	(a) NAVIOS MARITIME HOLDINGS INC., a corporation duly formed and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands (the “Parent Guarantor”); and
(b)	ASTRA MARITIME CORPORATION, a corporation duly formed and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands (the “Astra Owner” and together with the Parent Guarantor the “Guarantors”) as joint and several guarantors.
WHEREAS
A.	Pursuant to a loan agreement dated 23 October 2009 (hereinafter called as the same has been amended by a side letter (as hereinafter defined) and a supplemental agreement dated 28 January 2011 (the “Supplemental Agreement No. 1”) the “Original Loan Agreement”), made between the Lender as lender and the Borrower as borrower, the Lender agreed to make available to the Borrower a revolving credit facility of (originally) One hundred Ten million Dollars ($110,000,000) (the “Loan”) upon the terms and conditions set forth therein.

B.	Pursuant to a side letter dated 7 September 2010 (the “Side Letter”) made by and among the Borrower, the Parent Guarantor and Customized Development S.A. of the Republic of Liberia (the “Existing Owner”) and the Lender, the Applicable Limit has been reduced to Thirty million Dollars ($30,000,000).

C.	Following a request of the Borrower and the Existing Owner, the Lender and the Existing Owner entered into a deed of release dated 1 October 2010 pursuant to which the

Lender has released the Existing Owner from its obligations under the guarantee and indemnity dated 23 October 2009 (the “Existing Owner’s Guarantee”) made between the Existing Owner and the Lender and the other Finance Documents to which the Existing Owner was a party and has released and reassigned (where appropriate) all rights, title and interest created by the Existing Owner in favour of the Lender pursuant to the Existing Owner’s Guarantee and the other Finance Documents to which the Existing Owner was a party.

D.	Pursuant to the Original Loan Agreement and as security for the obligations of the Borrower to the Lender thereunder, the Parent Guarantor has executed a guarantee and indemnity dated 23 October 2009 as amended by a Confirmation of Parent Guarantee dated 28 January 2011 (together the “Parent Guarantee”) both made between the Parent Guarantor and the Lender.

E.	The Borrower and the Parent Guarantor have requested the Lender to, inter alia, (i) make available to the Borrower an Advance under Tranche B to be on lent to the Astra Owner for the purposes of (a) assisting the Astra Owner in refinancing shareholders’ loans incurred in connection with the acquisition of the Astra Ship and (b) providing the Astra Owner with working and investment capital and (ii) amend and restate the Original Loan Agreement in the manner hereinafter set forth.

F.	The Lender has agreed to consent to the requests referred to in Recital E above subject to the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration (receipt of which is hereby acknowledged) the parties do hereby agree as follows:
1.	Definitions

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

Schedule 2 set outs definitions or expressions used in this Agreement.

1.3	Original Restated Loan Agreement

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References in the Loan Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Loan Agreement as amended and restated by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Loan Agreement, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

2.	Consent of the Lender

The Lender, relying upon the representations and warranties on the part of the Relevant Parties contained in Clause 4, agrees with the Borrower that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 31 May 2011 of the conditions contained in Clause 5 and Schedule 1, the Lender agrees to the amendments of the Original Loan Agreement on the terms set out in Schedule 3.

3.	Amendments to the Original Loan Agreement

3.1	Amendments to the Original Loan Agreement

The Original Loan Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the form of the amended and restated Loan Agreement set out in Schedule 3 and (as so amended) will continue to be binding upon the Lender and the Borrower upon such terms as so amended and restated.

3.2	Continued force and effect

Save as amended and restated by this Agreement, the provisions of the Original Loan Agreement shall continue in full force and effect and the Original Loan Agreement and this Agreement shall be read and construed as one instrument.

4.	Representations and Warranties

Each of the Relevant Parties represents and warrants to the Lender that:

4.1	Corporate power

It has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party and all necessary corporate, shareholder and

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other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.2	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.3	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than an Encumbrance created pursuant to the Finance Documents) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;

4.4	No filings required

except for the registration of the Mortgage at the appropriate registry of the Republic of Panama, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.5	Choice of law

the choice of English law or of the law of the Republic of Panama or of Greek law, as the case may be, to govern the Relevant Documents and the submissions by each Relevant Party which is a party thereto to the non-exclusive jurisdiction of the English courts and the Greek courts, as the case may be, are valid and binding;

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4.6	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

4.7	Repetition of representations and warranties

each of the representations and warranties contained in Clause 4 of this Agreement, Clause 10 of the form of the amended and restated Loan Agreement set out in Schedule 2 and Clause 4 of the Parent Guarantee, each as amended by the Relevant Document amending same shall be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5.	Conditions

5.1	Documents and evidence

The consent and agreement of the Lender referred to in Clause 2 shall be subject to the receipt by the Lender or its duly authorised representative on or before the Effective Date of the documents and evidence specified in Schedule 1 in form and substance satisfactory to the Lender.

5.2	General conditions precedent

The consents and agreements of the Lender referred to in Clause 2 shall be further subject to:
(a)	the representations and warranties in Clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

(b)	no Event of Default having occurred and continuing at the time of the Effective Date.
5.3	Waiver of conditions precedent

The conditions specified in this Clause 5 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part with or without conditions.

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6.	Relevant Parties’ confirmation

Each of the Relevant Parties hereby confirms its consent to the amendments to the Original Loan Agreement as set out in Clause 2 and agrees that:

6.1	the Original Loan Agreement as hereby amended and restated and each of the Finance Documents to which it is a party, and its obligations thereunder, shall remain and continue in full force and effect notwithstanding the amendments to the Original Loan Agreement and the other Finance Documents contained in this Agreement; and

6.2	with effect from the Effective Date references to (i) “the Agreement” or “the Loan Agreement” in any of the other Finance Documents to which it is a party shall henceforth be references to the Original Loan Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrower hereunder and (ii) references in any of the Finance Documents to any other Finance Document to which it is a party shall henceforth be reference to that Loan Document as amended by this Agreement and as from time to time hereafter amended.

7.	Expenses

7.1	Expenses

The Borrower agrees to pay to the Lender on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Lender:
(a)	in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement, the other Relevant Documents or any of them and any discharge or release documents required to be executed by the Lender and of any amendment or extension of or the granting of any waiver or consent under this Agreement, the other Relevant Documents or any of them or any such discharge or release documents;

(b)	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents; and

(c)	together with interest at the rate referred to in Clause 8.1 of the Original Loan Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).
7.2	Value Added Tax

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All fees and expenses payable pursuant to this Clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Borrower agrees to pay to the Lender on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) imposed on or in connection with this Agreement or the other Relevant Documents or any of them and shall indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8.	Miscellaneous and notices

8.1	Notices

The provisions of Clause 16 of the Original Loan Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9.	Applicable Law-Jurisdiction

9.1	This Agreement and any non-contractual obligations arising from or in connection with it shall be governed by and construed in accordance with the laws of England.

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9.2	Subject to Clause 9.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may (a) arise out of or in connection with this Agreement; or (b) relate to any non-contractual obligations arising from or in connection with this Agreement.

9.3	Clause 9.2 is for the exclusive benefit of the Lender which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement or relates to any non-contractual obligations arising from or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.

No Relevant Party shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement or relates to any non-contractual obligations arising from or in connection with this Agreement.

9.4	Each Relevant Party irrevocably appoints HFW Nominees Ltd., with offices at Friary Court, 65 Crutched Friars, London EC3N 3AE, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement and any non-contractual obligations arising from or in connection with this Agreement.

9.5	Each Relevant Party irrevocably designates and appoints Mrs. Vasiliki Papaefthymiou, an attorney-at-law with offices at 85 Akti Miaouli, 185 38 Piraeus, Greece, as agent for the service of process in Greece (“antiklitos”) and agrees to consider any legal process or any demand or notice made served on behalf of the Lender on the said agent as being made to such Relevant Party. The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the Relevant Documents.

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9.6	Nothing in this Clause 9 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

9.7	In this Clause 9, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

10.	Contract (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

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EXECUTION PAGE

BORROWER

Signed by Todd Johnson	) /s/ Todd Johnson
for and on behalf of	)
NAVIOS SHIPMANAGEMENT INC.	)
in the presence of:	)
/s/ Anna Zois
Anna Zois
V&P Law Firm
15 Filikis Eterias Square
106 73 Athens, Greece

PARENT GUARANTOR

Signed by Todd Johnson	) /s/ Todd Johnson
for and on behalf of	)
NAVIOS MARITIME HOLDINGS INC.	)
in the presence of:	)
/s/ Anna Zois
Anna Zois
V&P Law Firm
15 Filikis Eterias Square
106 73 Athens, Greece

ASTRA OWNER

Signed by Todd Johnson	) /s/ Todd Johnson
for and on behalf of	)
ASTRA MARITIME CORPORATION	)
in the presence of:	)
/s/ Anna Zois
Anna Zois
V&P Law Firm
15 Filikis Eterias Square
106 73 Athens, Greece

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LENDER

Signed by Vasiliki Katsouli	) /s/ Vasiliki Katsouli
for and on behalf of	)
MARFIN POPULAR BANK PUBLIC CO LTD	)
in the presence of:	)
/s/ Anna Zois
Anna Zois
V&P Law Firm
15 Filikis Eterias Square
106 73 Athens, Greece

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Date 23 October 2009
as amended by a side letter dated 7 September 2010, by a first supplemental agreement dated
28 January 2011 and as further amended and restated on 6 May 2011
NAVIOS SHIPMANAGEMENT INC.
as Borrower
- and -
MARFIN POPULAR BANK PUBLIC CO LTD
as Lender

LOAN AGREEMENT
relating to a revolving credit facility
of up to $30,000,000

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TABLE OF CONTENTS

1 Definitions, Amount, Purpose and Availability	1

2 Drawdown	2

3 Security	9

4 Repayment- Reduction — Prepayment	10

5 Fees and Expenses	14

6 Interest Periods	15

7 Interest	16

8 Default Interest	16

9 Substitute Basis	17

10 Representations and Warranties and Undertakings	18

11. Payments	35

12. Indemnity	35

13. Set-Off	36

14. Events of Default	36

15. Assignment -Change of Lending Office	38

16. Notices	38

17. Law and Jurisdiction	39

18. Miscellaneous	40

SCHEDULE 1: Definitions and Expressions

SCHEDULE 2: Notice of Drawdown

SCHEDULE 3: Acknowledgement

SCHEDULE 4: Indenture Excerpt B

SCHEDULE 5: Indenture Excerpt A

SCHEDULE 6: Form of Compliance Certificate

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THIS LOAN AGREEMENT is made on 23 October 2009 as amended by a side letter dated 7 September 2010 and by a first supplemental agreement dated 28 January 2011 and as further amended and restated on 6 May 2011
BETWEEN:
(1)	NAVIOS SHIPMANAGEMENT INC. as Borrower; and
(2)	MARFIN POPULAR BANK PUBLIC CO LTD (successor by way of cross-border merger of Marfin Egnatia Bank Societe Anonyme), as Lender.
WHEREAS:
The Borrower has requested and the Lender has agreed to make available to the Borrower a revolving credit facility of up to Thirty million Dollars ($30,000,000) for the purposes of (i) providing the Borrower with funds to be on lent to the Astra Owner and/or any other member of the Group for the purpose of (a) assisting the Astra Owner in refinancing shareholders’ loans incurred in connection with the acquisition of the Astra Ship and/or (b) assisting any other member of the Group in financing or refinancing (as the case may be) part of the Contract Price of any other Additional Ship and (ii) providing the Borrower and/or any other member of the Group with working and investment capital on the terms and conditions hereinafter set forth.
Definitions, Amount, Purpose and Availability
1.1	Schedule 1 sets out definitions or expressions used in this Loan Agreement.

1.2	The amount of the Loan shall not exceed in aggregate Thirty million Dollars ($30,000,000) and shall be available to the Borrower in two (2) Tranches in the following amounts and for the following purposes:

1.2.1	Tranche A of up to an amount which when added to any amounts drawn down and outstanding under Tranche B shall not exceed Thirty million Dollars ($30, 000,000) to be made available in multiple Advances (together the “Tranche A Advances” and singly each a “Tranche A Advance”) in amounts approved by the Lender for the purposes of providing the Borrower with funds to be on lent to one or more member(s) of the Group for the purpose of assisting such member(s) of the Group in financing or refinancing part of the Contract Instalments or Contract Price (as the case may be) of the relevant Additional Ship;

1.2.2	Tranche B of up to an amount which when added to any amounts drawn down and outstanding under Tranche A shall not exceed Thirty million Dollars ($30,000,000) to be made available in multiple Advances as follows:

(i)	an Advance (the “Astra Ship Advance”) in an amount of up to Eighteen million Eight hundred Fifty thousand Dollars ($18,850,000) for the purpose of providing the Borrower with funds to be on lent to the Astra Owner for the purpose of (A) assisting the Astra Owner in refinancing shareholders’ loans incurred in connection with the acquisition of the Astra Ship and (B) providing the Astra Owner with working and investment capital and following a prepayment of the Astra Ship Advance in part or in full:

(ii)	Advances (together the “Tranche B Additional Ship Advances” and singly each a “Tranche B Additional Ship Advance”) in amounts approved by the Lender for the purposes of providing the Borrower with funds to be on lent to one or more member(s) of the Group for the purpose of assisting such member(s) of the Group in financing part of the Contract Instalments or the Contract Price or any part thereof (as the case may be) of the relevant Additional Ship; and/or

(iii)	Advances (hereinafter called together the “Investment and Working Capital Advances” and singly each an “Investment and Working Capital Advance” and together with the Astra Ship Advance and the Tranche B Additional Ship Advances the “Tranche B Advances” and singly each a “Tranche B Advance”) in amounts approved by the Lender in its sole and absolute discretion, for the purpose of providing the Borrower and/or any other member of the Group with working and investment capital.
1.3	Subject as herein provided, each Advance under a Tranche shall be available to the Borrower for drawing only during the Availability Period in respect of such Advance. Any part of a Tranche which remains undrawn at the close of business in Athens on the relevant Termination Date shall be automatically cancelled.
Drawdown
2.1	Subject to:
(i)	the receipt by the Lender of the documents referred to in Clauses 2.6, 2.7, 2.8 and 2.9 in form and substance satisfactory to the Lender and its legal advisors before the relevant Drawdown Date;
(ii)	no Event of Default or an event which with the giving of notice or passage of time or satisfaction of any other condition or any combination of the foregoing, may become an Event of Default having occurred;

(iii)	the representations and warranties set out in Clause 10 (updated mutatis mutandis to the relevant Drawdown Date) being true and correct; and
(iv)	the receipt by the Lender of a notice of drawdown substantially in the form set forth in Schedule 2 (the “Notice of Drawdown”) not later than 11:00 a.m. (London time) three (3) Business Days prior to the relevant Drawdown Date (or on such earlier Business Day as may be agreed by the Lender) setting out the proposed Drawdown Date, an Advance shall be made available to the Borrower under a Tranche in accordance with and on the terms and conditions of this Loan Agreement.
2.2	Each Notice of Drawdown shall be irrevocable and shall commit the Borrower to borrow on the date stated.
2.3	On payment of the amount drawdown in respect of each Advance the Borrower shall sign an acknowledgment substantially in the form set forth in Schedule 3 (the “Acknowledgment”).
2.4	Unless otherwise expressly agreed between the Borrower and the Lender no Advance under a Tranche shall be made:
2.4.1	if by being drawn down it would increase the Tranche in respect of which it is drawn down to a sum in excess of the Applicable Limit in respect thereof; and/or
2.4.2	in an amount of less than Five million Dollars ($5,000,000) or multiples thereof.
2.5	The Borrower may, at any time during the Availability Period, cancel either Tranche or, as the case may be, any part thereof which remains undrawn in whole or in part (but if in part in a minimum of One million Dollars ($1,000,000) or a multiple thereof upon giving the Lender three (3) Business Days’ notice in writing to that effect. Such notice once given shall be irrevocable and upon such cancellation taking effect the relevant Tranche or the relevant part thereof shall be reduced accordingly. Notwithstanding any such cancellation pursuant to this Clause 2.5 the Borrower shall continue to be liable for any and all amounts due to the Lender under this Loan Agreement including without limitation any amounts due to the Lender under Clauses 7, 8, 9 and 12.
2.6	Notwithstanding the provisions of Clauses 2.1-2.5 the agreement of the Lender to permit the Drawdown of an Advance under a Tranche is subject to the condition that the Lender shall have received not later than the Drawdown Date in respect thereof the following documents or evidence in form and substance satisfactory to the Lender and its legal advisors:
(a)	copies certified as true copies of the certificate of incorporation and constitutional documents of the Borrower, the Parent Guarantor and each Relevant Owner (each a “Relevant Security Party”);

(b)	original resolutions of the directors and of the shareholders (other than the Parent Guarantor) of each Relevant Security Party authorising the execution of each of the Finance Documents to which such Relevant Security Party is a party (the “Relevant Finance Documents”) and, in the case of the Borrower, authorising named officers or attorneys to sign or execute on behalf of the Borrower the Notice of Drawdown, the Acknowledgment and other notices under this Loan Agreement;

(c)	the original of any power of attorney under which any Relevant Finance Document is executed on behalf of each Relevant Security Party;

(d)	certificates or other evidence satisfactory to the Lender in its sole discretion of the existence and goodstanding of each Relevant Security Party dated not more than fifteen (15) days before the date of this Loan Agreement;

(e)	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Lender or its legal advisers may require) by the Relevant Security Party with respect to this Loan Agreement and the other Relevant Finance Documents;

(f)	copies of all consents which each Relevant Security Party requires to enter into, or make any payment under, any Relevant Finance Document and any Underlying Document to which such Relevant Security Party is a party and evidence as the Lender and/or its legal advisers shall require;

(g)	evidence that the Borrower’s Pledged Account has been duly opened by the Borrower with the Account Branch and that all mandate forms, signature cards and authorities have been duly delivered and that such account is free of all liens or charges other than the liens and charges in favour of the Lender referred to therein;

(h)	a letter from each Relevant Security Party’s agent for receipt of service of proceedings referred to in Clauses 17.4 and 17.5 accepting its/her appointment under the said Clauses and under each of the other Relevant Finance Documents in which it/she is or is to be appointed as such Relevant Security Party’s agent, provided that such documents may be delivered within five (5) Business Days after the relevant Drawdown Date;

(i)	favourable legal opinions addressed to the Lender from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Lender may require in form and substance satisfactory to the Lender;

(j)	evidence that the fees and expenses payable to the Lender on the date of this Loan Agreement in accordance with Clause 5 (iii) have been duly paid;

(k)	such documentation and other evidence (in form and substance satisfactory to the Lender) as is reasonably requested by the Lender in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Relevant Finance Documents;

(l)	the Relevant Finance Documents listed in Clause 3 sub clauses (f) and (g) duly executed by the Relevant Security Parties and/or the Parent Guarantor (as the case may be); and

(m)	such further documents (in accordance with normal banking practice) and evidence as the Lender may reasonably hereafter request.
2.7	In addition to the conditions referred to in Clause 2.6, all of which must have been fulfilled to the satisfaction to the Lender at the times and in the manner referred to therein, the agreement of the Lender to permit the Drawdown of an Additional Ship Advance in respect of a Newbuilding Ship is subject to the condition that the Lender shall have received not later than the Drawdown of the relevant Advance the following documents in form and substance satisfactory to the Lender and its legal advisors:

(a)	an original or (in the Lender’s discretion) executed certified true copy of each relevant Underlying Document together with such evidence as the Lender and/or its legal advisers shall require in relation to the due authorisation and execution by the relevant Refund Guarantor and/or the relevant Builder of the relevant Underlying Document;

(b)	confirmation by the Borrower and/or the Relevant Owner that the relevant Builder (and any other party who may have a claim pursuant to the relevant Contract) has no claims against the Relevant Ship and/or the Relevant Owner and that (save as disclosed to the Lender in writing) there have been no breaches of the terms of the relevant Contract or the relevant Refund Guarantee in respect of the Relevant Ship or any default thereunder;

(c)	confirmation by the Borrower and/or the Relevant Owner that (save as disclosed to the Lender in writing and save as provided in the relevant Refund Guarantee Amendments) there have been no amendments or variations agreed to the relevant Contract in respect of the Relevant Ship or any Refund Guarantee in respect of the Relevant Ship and that no action has been taken by the relevant Builder or the relevant Refund Guarantor which might in any way render such relevant Contract or relevant Refund Guarantee inoperative or unenforceable, in whole or in part;

(d)	confirmation by the Borrower and/or the Relevant Owner that save for the Encumbrances created by the relevant Finance Documents in respect of the Relevant Ship there is no Encumbrance of any kind created or permitted by any person on or relating to the relevant Underlying Document in respect of the Relevant Ship;

(e)	evidence that all monies due to the relevant Builder under each relevant Contract up to the relevant Drawdown Date have been paid;

(f)	the relevant Refund Guarantee in respect of each Relevant Ship duly issued by the relevant Refund Guarantor (or in the event that such Refund Guarantee is sent by swift, a copy of such swift);

(g)	the Relevant Finance Documents listed in Clause 3 sub clauses (a), (b), (c) and (g) duly executed by the Relevant Security Parties;

(h)	the acknowledgments listed in Clause 3 sub clauses (d) and (e) duly executed by the relevant Builder or the relevant Refund Guarantor (as the case may be);

(i)	a copy of the email or telefax advice from the relevant Builder as same is confirmed by the classification society of the Relevant Ship that the steel cutting and/or keel laying and/or launching of that Relevant Ship has been completed;

(j)	a duly issued invoice (or other evidence satisfactory to the Lender in its absolute discretion) from the relevant Builder showing all sums (including interest (if any) then due and payable to the relevant Builder in relation to the relevant Contract Instalment pursuant to the relevant Contract; and

(k)	evidence that the Relevant Owner’s Pledged Account has been duly opened by the Borrower with the Lender and that all mandate forms, signature cards and authorities have been duly delivered and that such account is free of all liens or charges other than the liens and charges in favour of the Lender referred to therein.
2.8	In addition to the conditions referred to in Clause 2.6, all of which must have been fulfilled to the satisfaction of the Lender at the time and in the manner referred to therein, the agreement of the Lender to permit the Drawdown of an Additional Ship Advance in relation to a Delivered Ship is further subject to the condition that the Lender shall have received not later than the Drawdown of the relevant Advance the following documents in form and substance satisfactory to the Lender and its legal advisors:
(a)	evidence that the Relevant Owner’s Earnings Account has been duly opened by the Relevant Owner with the Account Branch and that all mandate forms, signature cards and authorities have been duly delivered and that such account is free of all liens or charges other than the liens and charges in favour of the Lender referred to therein;

(b)	confirmation by the Borrower and/or the Relevant Owner that save for the Encumbrances created by the Relevant Finance Documents in respect of the Relevant Ship, there is no Encumbrance of any kind created or permitted by any person on or relating to the relevant Underlying Document in respect of the Relevant Ship;

(c)	evidence that the Relevant Ship shall on the Drawdown Date of such Advance be duly registered in the ownership of the Relevant Owner under the laws and flag of the relevant Flag State, free from registered Encumbrances other than the Finance Document referred to in sub-Clause 3(h) to be registered thereon;

(d)	the Finance Documents listed in Clause 3 sub-clauses (g) (in respect of the Relevant Owner’s Earnings Account to be opened in the name of the Relevant Owner ), (h), (i), (j), (k), (l) and (m) duly executed by the Relevant Owner or the Manager (as the case may be);

(e)	evidence that the Relevant Ship is insured in accordance with the provisions of this Loan Agreement;

(f)	evidence that the Relevant Ship is classed at the highest classification status with her Classification Society;

(g)	certified copies of the classification and international safety and trading certificates issued by the Classification Society of the Relevant Ship free of recommendations or other conditions or notations affecting her class;

(h)	certified copy of the Management Agreement in respect of the Relevant Ship;

(i)	copies of ISM Code Documentation and the ISPS Code Documentation in respect of the Relevant Ship, the Relevant Owner and the Manager;

(j)	a charter-free or (in the Lender’s sole discretion) a charter-attached valuation of the Relevant Ship on the basis of Clause 10.9 (i);

(k)	evidence that the balance Contract Price (save for the part being financed pursuant to the relevant Advance (other than the Astra Ship Advance)) due to the relevant Seller in respect of that Relevant Ship under the relevant Contract has been or will immediately on Drawdown of the relevant Advance in respect of the Relevant Ship, be paid to the relevant Seller; and

(l)	copies of the relevant Underlying Documents (including, without limitation, the protocol of delivery and acceptance, bill of sale, commercial invoice) in respect of the Relevant Ship, duly executed and certified as true and complete copies thereof by the Borrowers’ legal counsels.
2.9	In addition to the conditions referred to in Clauses 2.6, 2.7 and 2.8, all of which must have been fulfilled to the satisfaction of the Lender at the times and in the manner referred to therein, the agreement of the Lender to permit the Drawdown of a Tranche A Advance in respect of a Newbuilding Ship is subject to the condition that the Lender shall have received not later than the Drawdown Date of the relevant Tranche A Advance the Post Delivery Documents in form and substance satisfactory to the Lender and its legal advisors.

2.10	For the purposes of Clauses 2.7, 2.8, 2.9, 2.11 and 3 the expression “Relevant Ship” means in respect of the Drawdown of the Astra Ship Advance the Astra Ship and in respect of the Drawdown of any Additional Ship Advance under either Tranche the Additional Ship financed by such Additional Ship Advance and the expression “Relevant Owner” shall be construed accordingly.

2.11	Without prejudice to any of the foregoing provisions of Clauses 2.6., 2.7 and 2.9 the Lender may, at the written request of the Borrower, consent to the payment of the amount of one or more Advances to the credit of the Borrower’s Pledged Account prior to the satisfaction of the relevant conditions referred to in Clauses 2.6, 2.7 and 2.9 and thereafter permit the release from the Borrower’s Pledged Account of monies in amounts approved by the Lender gradually to a Relevant Owner’s Pledged Account to be used for the payment of the relevant Steel Cutting Instalment and/or the relevant Launching Instalment and/or the relevant Keel Laying Instalment or any part thereof or any other part of the relevant Contract Price of the Relevant Ship to be acquired by the Relevant Owner payable on the relevant Steel Cutting Instalment Payment Date or the relevant Launching Instalment Payment Date or the relevant Keel

Laying Instalment Payment Date or any other date on which payment of the relevant part of the relevant Contract Price is required to be made in accordance with the terms of the relevant Contract, by the Relevant Owner upon satisfaction of the conditions precedent. PROVIDED HOWEVER THAT the Lender may permit the Drawdown of an Advance (other than an Advance credited to the Borrower’s Pledged Account in accordance with the provisions of Clause 2.11) and/or the release of monies credited to the Borrower’s Pledged Account prior to the satisfaction of the relevant conditions precedent stated in Clauses 2.6 and/or 2.7 and/or 2.9 and in such case the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such conditions or conditions within ten (10) Business Days after the date of the relevant Drawdown Date or the release of funds from the Borrower’s Pledged Account (as the case may be).
Security
As security for the due and punctual repayment of the Loan and the payment of interest thereon all other sums of money whatsoever from time to time due and owing from the Borrower to the Lender hereunder, the Lender shall receive the following security documents in form and substance satisfactory to the Lender at the time specified by the Lender or otherwise as required by the Lender:
(a)	each Owner’s Guarantee duly executed by the relevant Owner in favour of the Lender;

(b)	In relation to each Newbuilding Ship: a first priority assignment of the rights of each Relevant Owner under the relevant Contract duly executed by such Relevant Owner in favour of the Lender together with respective notices thereof;

(c)	In relation to each Newbuilding Ship: a first priority assignment of the rights of each relevant Owner in the relevant Refund Guarantee duly executed by such Relevant Owner in favour of the Lender together with respective notices thereof;

(d)	an acknowledgement of the notice of assignment relating to each relevant Contract duly executed by the relevant Builder, such acknowledgement to be received within thirty (30) Business Days after the relevant Drawdown Date;

(e)	an acknowledgement of the notice of assignment relating to each relevant Refund Guarantee duly executed by the relevant Refund Guarantor, such acknowledgement to be received within thirty (30) Business Days after the relevant Drawdown Date;

(f)	the Parent Guarantee duly executed by the Parent Guarantor in favour of the Lender;

(g)	a first priority assignment, pledge and charge, duly executed by the Borrower and/or the Relevant Owner (as the case may be) in favour of the Lender, assigning, pledging and charging any monies from time to time standing to the credit of the relevant

Owner’s Pledged Account and the Relevant Owner’s Earnings Account opened in the name of the Borrower or such Relevant Owner (as the case may be);

(h)	in relation to each Delivered Ship a first preferred mortgage or, as the case may be, a first priority mortgage and deed of covenants collateral thereto, duly executed by the Relevant Owner in favour of the Lender and duly recorded with the appropriate authorities of the relevant Flag State;

(i)	in relation to each Delivered Ship, a first priority deed of assignment relative to the Earnings, Insurances and Requisition Compensation of that Ship duly executed by the Relevant Owner in favour of the Lender;

(j)	in relation to each Delivered Ship, the notices of assignment of the Earnings and the Insurances in respect of that Ship duly signed by the Relevant Owner;

(k)	in relation to each Delivered Ship, a letter of undertaking including, where appropriate, an assignment of any obligatory insurances, duly executed by the Manager in favour of the Lender;

(l)	in relation to each Delivered Ship, a first priority specific assignment of the rights, title and interest of the Relevant Owner in, inter alia, the relevant Charter duly executed by the Relevant Owner in favour of the Lender; and

(m)	in relation to each Delivered Ship, notices of assignment of the relevant Charter in respect of such Ship duly signed by the Relevant Owner.
Repayment- Reduction — Prepayment
4.1	Subject as hereinafter provided, the aggregate of all outstanding amounts under each Tranche shall be repaid by the Borrower to the Lender on the Original Expiration Date for that Tranche or, subject to Clause 4.2 in the case of any extension or renewal of that Tranche pursuant to Clauses 4.2 the last Business Day of the period specified in the Lender’s notice referred to in Clause 4.3 whereupon the relevant Tranche shall be cancelled and no further Advances in respect of that Tranche shall be drawn down.

4.2	The Borrower may request in writing an extension of a Tranche for further periods of up to twelve (12) months, PROVIDED THAT such request must be addressed to the Lender at least twenty (20) Business Days prior to the Original Expiration Date for that Tranche or (in case that Tranche has already been extended pursuant to the terms of this Clause 4.2) twenty (20) Business Days prior to the relevant Expiration Date specified in the Lender’s notice referred to in Clause 4.3.

4.3	The Lender may (in its sole and absolute discretion) by a notice in writing to the Borrower, consent to the request of the Borrower referred to in Clause 4.2 above and agree to the extension of the repayment of the relevant Tranche for one or more periods of up to twelve (12) months. PROVIDED HOWEVER THAT the Lender may at its discretion, upon giving its consent to such extension adjust the Applicable Limit as it may deem appropriate. If the Lender does not give such consent as aforesaid, all outstanding amounts of the relevant Tranche shall be repayable in accordance with Clause 4.1.

4.4	(i) The Borrower accepts and agrees than on each Reduction Date in respect of the Astra Ship Advance the maximum amount of the Astra Ship Advance shall be reduced to the Applicable Limit in respect thereof available on such Reduction Date and in case that on any Reduction Date the outstanding principal amount of the Astra Ship Advance drawn down and outstanding on such Reduction Date, exceeds the Applicable Limit available in respect of the Astra Ship Advance on such Reduction Date, the Borrower covenants to pay to the Lender on such Reduction Date such part of the Astra Ship Advance as shall be required in order to reduce the amount outstanding under the Astra Ship Advance to the Applicable Limit available in respect thereof on such Reduction Date:

Reduction Date	Applicable Limit on the relevant Reduction Date
1	18,378,750
2	17,907,500
3	17,436,250
4	16,965,000
5	16,493,750
6	16,022,500
7	15,551,250
8	0
(ii) The Borrower accepts and agrees that on each relevant Reduction Date in respect of any Additional Ship Advance (other than the Astra Ship Advance) in respect of a Delivered Ship (other than the Astra Ship), the maximum amount of such Additional Ship Advance shall be reduced to the Applicable Limit in respect thereof available on such Reduction Date and in case that on any Reduction Date the outstanding principal amount of the relevant Additional Ship Advance drawn down and outstanding on such Reduction Date, exceeds the Applicable Limit available in respect of such Additional Ship Advance on such Reduction Date, the Borrower covenants to pay to the Lender on such Reduction Date such part of such Additional Ship Advance as shall be required in order to reduce the amount outstanding under such Additional Ship Advance to the Applicable Limit available in respect thereof on such Reduction Date.
(iii) The Lender may, in its sole and absolute discretion, at least two (2) Business Days prior to the Drawdown Date of an Additional Ship Advance in respect of a Delivered Ship, prepare and deliver to the Borrower a Reduction Schedule applicable to such Additional Advance, which Reduction Schedule shall be binding on the Borrower and shall be considered as an integral part of this Loan Agreement.
4.5	Subject to the provisions of Clause 4.6 on the Delivery Date of each Ship (other than a Delivered Ship) (for the purposes of this Clause 4.5 referred to as the “Original Ship”), the Borrower shall either (i) mandatorily prepay to the Lender an amount equal to the amounts of the Advances related to the relevant Original Ship whereupon the Applicable Limit of the relevant Tranche shall be reduced by the amounts so prepaid or, at its option, (ii) pay to the credit of the Borrower’s Pledged Account the amount referred to in sub-paragraph 4.5(i) above, whereupon in either such case the Lender shall release the relevant Owner from its obligation under this Loan Agreement and the other Finance Documents to which such Owner is a party.

4.6	(a) The Borrower shall have the option to be exercised in writing at the time before payment becomes due (the “Due Date”) to the Lender pursuant to Clause 4.5, to nominate to the Lender an alternative ship or ships as security for the obligations of the Borrower under this Loan Agreement and the other Finance Documents to which it is party.

(b) The Lender in its sole and absolute discretion, may accept one or more of such nominated ships (together the “Substitute Ships” and singly each a “Substitute Ship”) as security, and the Borrower shall in lieu of making payment of the amount due on the Due Date (the “Original Amount”) provide the documents, evidence and payment referred to in Clause 4.6.1 on or before the Due Date.

(c) If the Lender does not accept a Substitute Ship or Substitute Ships, the Borrower shall comply with Clause 4.5.

4.6.1	If the Lender approves a Substitute Ship, the Borrower shall on or before the Due Date:
(i)	provide to the Lender documentation and evidence in respect of the Substitute Ship or Substitute Ships equivalent to that set out in Clauses 2.6, 2.7, 2.8 and 2.9 (for the avoidance of doubt Clause 2.7 sub clauses (a)-(j) are applicable only if such Substitute Ship is a newbuilding vessel and Clause 2.8 is applicable only if such Substitute Ship is a secondhand vessel) in form and substance satisfactory to the Lender and its legal advisors; and

(ii)	at its cost, enter into such documentation supplemental to this Loan Agreement as the Lender may reasonably request.
4.7	Unless an Event of Default has occurred (whereupon the provisions of Clause 14.2 shall apply), if at any time during the Pre-Delivery Period for a Newbuilding Ship, that Newbuilding Ship is sold or the Contract for that Newbuilding Ship is assigned, transferred, sold or novated to or in favour of any person (with the Lender’s prior written consent), the Borrower shall mandatorily prepay to the Lender on or before the date of either (i) the completion of the sale and delivery of such Newbuilding Ship to the buyers thereof or (ii) the assignment, transfer, novation or sale of the Contract for the relevant Newbuilding Ship, an amount of the Loan equal to the amount of the relevant sale or transfer or assignment or novation proceeds (net of commissions) provided however that unless the Lender otherwise agrees in writing, all sums so prepaid shall be applied by the Lender towards prepayment of the Tranche pursuant to which such Newbuilding Ship was financed under this Loan Agreement or (in case of a Substitute Ship) the Tranche pursuant to which the Original Ship which was substituted by such Substitute Ship was financed under this Loan Agreement, the Applicable Limit shall be reduced by the amounts so prepaid and applied.

4.8	Unless an Event of Default has occurred (whereupon the provisions of Clause 14.2 shall apply), the Borrower shall be obliged to prepay the relevant proportion of the Loan in the case of sale of a Delivered Ship (with the Lender’s prior written consent) other than a sale provided for in Clause 4.7) or a Delivered Ship becoming a Total Loss or being refinanced or the Finance Document referred to in sub-Clause 3 (h) on that Delivered Ship being discharged and released pursuant to sub-Clause 4.8(c):
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of that Delivered Ship to its buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling one hundred eighty (180) days after the date of occurrence of such Total Loss and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; or

(c)	in the case of a refinancing or discharge and release of the Finance Document referred to in sub-Clause 3 (h) (other than in the circumstances referred to in sub-paragraph (a) above and where the Borrower and/or the relevant Owner and the other Security Parties have discharged all their obligations under the relevant Finance Documents), on or before the date on which the relevant refinancing occurs or the relevant Finance Documents are discharged and released and in this Clause 4.8 “relevant proportion” means in relation to a Delivered Ship an amount equal to the relevant sale, Total Loss or refinancing or discharge of the Finance Documents (referred to in sub-Clause 3 (h)) proceeds and any other amount required in order to prepay the Additional Ship Advance drawn down and outstanding in respect of that Delivered Ship and unless the Lender otherwise expressly agrees in writing, upon application of any sums prepaid under this Clause 4.8 towards prepayment of the Loan, the Applicable Limit in respect of the relevant Additional Ship Advance and the relevant Tranche shall be reduced by the amounts so prepaid and applied.
4.9	For the purposes of Clause 4.8 a Total Loss shall be deemed to have occurred:
a)	in the case of an actual total loss of a Delivered Ship on the actual date and at the time that Delivered Ship was lost or if such date is not known, on the date on which such Delivered Ship was last reported;

b)	in the case of a constructive total loss of a Delivered Ship upon the date and at the time notice of abandonment of such Delivered Ship is given to the Insurers of that Delivered Ship for the time being (provided a claim for such total loss is admitted by the Insurers) or, if the Insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Owner thereof to the Insurers of that Delivered Ship, on the date and at the time on which the incident which may result, in that Delivered Ship being subsequently determined to be a constructive total loss has occurred;

c)	in the case of a compromised or arranged total loss of a Delivered Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Insurers of such Delivered Ship;

d)	in the case of Compulsory Acquisition of a Delivered Ship, on the date upon which the relevant Compulsory Acquisition occurs; and

e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Delivered Ship (other than where the same amounts to Compulsory Acquisition of such Delivered Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity or by pirates, hijackers, terrorists or similar persons, which deprives the Owner thereof of the use of that Delivered Ship for more than thirty (30) days (save in the case of piracy which the deprives the Owner thereof of the use of that Delivered Ship for more than one hundred and twenty (120) days) or such lesser period provided in such Delivered Ship’s War Risks Insurances upon the expiry of the aforesaid period after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
4.10	On giving not less than fifteen (15) days’ prior written notice to the Lender the Borrower may prepay all or any part of the Loan (but if in part the amount to be prepaid shall be a multiple of $500,000) at the end of the then current Interest Period. The Borrower shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of the Loan or part thereof and if it fails to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Lender has to repay the amount prepaid or the Lender incurs any penalty or loss then the Borrower shall indemnify the Lender forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

4.11	Unless the Lender otherwise expressly agrees in writing, all prepayments under Clause 4.10 shall be applied towards prepayment of the Tranche selected by the Borrower in such manner as shall be determined by the Lender in its sole discretion; provided however that unless the Lender otherwise requires any sums so prepaid shall be available for reborrowing up to the Applicable Limit prevailing at the relevant time in accordance with the provisions of Clause 4.15.

4.12	Each amount payable in respect of the Loan shall be repaid in Dollars.

4.13	Any prepayment of the Loan or any part thereof made or deemed to be made under this Loan Agreement shall be made together with accrued interest and any other amount payable in accordance with Clauses 5 and/or 12 and (if made otherwise, than at the end of an Interest Period relative to the amounts prepaid) such additional amount (if any) as the Lender may certify as necessary to compensate the Lender for any Broken Funding Costs incurred or to be incurred by it as a result of such prepayment.

4.14	Any notice of prepayment given by the Borrower under this Loan Agreement shall be irrevocable and the Borrower shall be bound to prepay in accordance with each such notice.

4.15	Subject to the other provisions of this Loan Agreement (including, without limitation, Clauses 9, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 14 and 15.1) any prepayment made under this Loan Agreement and applied against the Loan or any part thereof may be reborrowed hereunder.
Fees and Expenses

The Borrower shall pay to the Lender:
(i)	upon demand all costs, charges and expenses (including legal fees) incurred by the Lender in connection with the preparation and execution of this Loan Agreement and the Finance Documents and all costs, charges and expenses (including legal fees) incurred by the Lender in connection with the administration, preservation and enforcement (and/or attempted enforcement) of this Loan Agreement and the Finance Documents,

(ii)	upon demand all stamp, registration or other duties payable in the United Kingdom or Greece or any other jurisdiction on this Loan Agreement or the other Finance Documents, and

(iii)	(a) an underwriting fee (the “ Underwriting Fee”) of one per cent (1%) of the Astra Ship Advance payable on the Drawdown Date of such Advance and at annual intervals thereafter an amount equal to one per cent (1%) of the outstanding principal amount of the Astra Ship Advance (b) a management fee (the “Management Fee”) of zero point twenty five per cent (0.25%) per annum on the amount of the Loan drawn down and outstanding, which will be paid on the Drawdown Date of the Advance first to occur and at annual intervals thereafter throughout the Security Period (c) a renewal fee (the “Renewal Fee”) of an amount to be agreed by the Borrower and the Lender on each date on which the Lender may agree to an extension of the Expiration Date in accordance with Clauses 4.2 and 4.3 ) and (d) a commitment fee (the “Commitment Fee”) of one per cent (1%) per annum on the from time to time available, undrawn and uncancelled amount of the Loan, such Commitment Fee shall accrue from day to day for a period starting on the date of execution of this Loan Agreement and ending on the relevant Termination Date, shall be calculated upon the exact number of days which have lapsed on the basis of a year consisting of three hundred sixty (360) days and shall be payable quarterly in arrears and on the relevant Termination Date.
Interest Periods
Subject to Clause 6.2, the Interest Periods applicable to an Advance shall (subject to market availability) be periods of a duration of one (1), two (2), three (3), six (6) or twelve (12) months (or such other periods as the Lender and the Borrower may agree) as selected by the Borrower by written notice to be received by the Lender not later than 11.00 a.m. (London time) on the relevant Nomination Date;
Notwithstanding the provisions of Clause 6.1:
6.2.1	the initial Interest Period in respect of each Advance shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and each subsequent Interest Period for that Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2	if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the Interest Period shall end upon the immediately preceding Business Day;

6.2.3	if any Interest Period commences on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that Interest Period ends, that Interest Period shall end on the last Business Day in that later month;

6.2.4	no Interest Period shall extend beyond the Repayment Date;

6.2.5	if the Borrower fails to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Lender in its sole discretion may reasonably select and notify the Borrower; and

6.2.6	the Borrower shall not select more than one (1) Interest Period in respect of the Loan or any part thereof at any one time.
Interest
7.1	Subject to the terms of this Loan Agreement the Borrower shall pay to the Lender interest in respect of the Loan (or the relevant part thereof) accruing at the Interest Rate for each Interest Period relating thereto in arrears on the last day of such Interest Period, provided that where such Interest Period is of a duration longer than three (3) months, accrued interest in respect of the Loan (or such part thereof) shall be paid every three (3) months during such Interest Period and on the last day of such Interest Period.

7.2	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

7.3	The Interest Rate applicable for each Interest Period shall be calculated and determined by the Lender on each Interest Determination Date based on LIBOR (save as provided in Clause 9) and each such determination of an Interest Rate hereunder shall be promptly notified by the Lender to the Borrower at the beginning of each Interest Period in respect thereof.

7.4	The Lender’s certificate as to the Margin and/or the Interest Rate applicable shall be final and (except in the case of manifest error) binding on the Borrower and the other Security Parties.
Default Interest
8.1	In the event of a failure by the Borrower to pay any amount on the date on which such amount is due and payable pursuant to this Loan Agreement and/or the other Finance Documents and irrespective of any notice by the Lender or any other person to the Borrower in respect of such failure, the Borrower shall pay interest on such amount on demand from the date of such default up to the date of actual payment (as well after as before judgment) at the per annum rate which is the aggregate of (a) two per cent (2%) and (b) the Margin and (c) LIBOR or the Lender’s cost of funding the Loan, for Interest Periods of longer than six (6) months; and
8.2	Clause 7.2 shall apply to the calculation of interest on amounts in default.
Substitute Basis
9.1	If the Lender determines (which determination shall be conclusive) that:

9.1.1	at 11.00 a.m. (London time) on any Interest Determination Date the Lender was not being offered by banks in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

9.1.2	by reason of circumstances affecting the London Interbank Market such deposits are not available to the Lender in such market; or

9.1.3	adequate and reasonable means do not or will not exist for the Lender to ascertain the Interest Rate applicable to the next succeeding Interest Period; or

9.1.4	Dollars will or may not continue to be freely transferable; or

9.1.5	LIBOR would not adequately reflect the Lender’s cost of funding the Loan or any part thereof,

then, and in any such case the Lender shall give notice of any such event to the Borrower and in case any of the above occurs on the Interest Determination Date prior to a Drawdown Date the Borrower’s right to borrow an Advance shall be suspended during the continuation of such circumstances.

9.2	If, however, any of the events described in Clause 9.1 occurs on any other Interest Determination Date, then the duration of the relevant Interest Period(s) shall be up to one (1) month and during such Interest Period the Interest Rate applicable to such Advance or the relevant part thereof shall be the rate per annum determined by the Lender rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of the Margin and the cost (expressed as a percentage rate per annum) to the Lender of funding the amount of the Loan during such Interest Period(s).

9.3	During such Interest Period(s) the Borrower and the Lender shall negotiate in good faith in order to agree an Interest Rate or Rates and Interest Period or Periods satisfactory to the Borrower and the Lender to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrower and the Lender are unable to agree on such an Interest Rate(s) and Interest Period(s) by the day which is two (2)

Business Days before the end of the Interest Period referred to above, the Borrower shall repay the Loan together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Loan Agreement relative to the Loan but without any prepayment fee, on the last day of such Interest Period, whereupon the Loan shall be cancelled and no further Advances shall be made hereunder.
Representations and Warranties and Undertakings
10.1	The Borrower hereby represents and warrants to the Lender that:
(a)	each of the Security Parties is and will remain duly incorporated and validly existing under its country of incorporation as a limited liability company and/or corporation, has full power and capacity to carry on its business as it is now being conducted and to own its property and other assets and has complied with all statutory and other requirements relative to its business;

(b)	to the extent of its obligations thereunder, each Security Party has and will continue to have full power and authority to enter into and perform the Finance Documents and the Underlying Documents to which it is a party, has taken all necessary corporate or other action (as the case may be) required to enable it to do so and will duly perform and observe the terms thereof;

(c)	this Loan Agreement, each other Finance Document and each Underlying Document constitutes or will, upon execution and delivery, constitute valid and legally binding obligations of the parties thereto enforceable by the parties thereto in accordance with its terms save for laws restricting creditors’ rights generally (except this representation is not given in respect of the obligations of the Lender hereunder or under any of the other Finance Documents);

(d)	all consents, licences, approvals, registrations or authorizations of governmental authorities and agencies or declarations to creditors required:
(i)	to make this Loan Agreement, each of the other Finance Documents and each of the Underlying Documents valid, enforceable and admissible in evidence; and

(ii)	to authorize or otherwise permit the execution and delivery of this Loan Agreement, each of the other Finance Documents and each of the Underlying Documents and the performance by the parties thereto (except the Lender) of each of them have been obtained or made and are and will be in full force and effect and there has been no default in the observance of any of the terms or conditions of any of them;

(e)	except as previously disclosed in writing to the Lender and as disclosed in the Compliance Certificates to be delivered to the Lender in accordance with clause 10.4 (g), no Security Party or any other member of the Group is in default under any agreement to which it is a party or by which it may be bound (actually or contingently) which default would be likely to have a material adverse effect on its business, assets or condition or its ability to perform its obligations under this Loan Agreement and such of the other Finance Documents and the Underlying Documents to which it is a party and as at the date hereof, except as disclosed in writing to the Lender, no material litigation or administrative proceedings involving any Security Party or any other member of the Group of or before any board of arbitration, court or governmental authority or agency is proceeding, pending or (to its knowledge) threatened anywhere in the world the result of which would have or is likely to have a material adverse effect on the business, assets or financial condition of such Security Party or other member of the Group and, in the event that any such litigation or proceedings shall hereafter arise, the Borrower hereby undertakes to give prompt notice thereof to the Lender;

(f)	no Security Party is required by the laws of any country from which it may make any payment hereunder or under any of the Finance Documents or any of the Underlying Documents to make any deduction or withholding from any such payment;

(g)	the execution, delivery and performance of this Loan Agreement and such of the Finance Documents and the Underlying Documents to which each Security Party is a party will not violate or exceed the powers conferred upon it under its articles of incorporation or by-laws or other constituting or corporate documents or any provision of any applicable law or of any regulation, order or decree to which it is subject or result howsoever in the creation or imposition of any Encumbrance on all or part of its undertaking or assets;

(h)	the obligations of the Borrower under this Loan Agreement are its direct, general unconditional obligations and rank at least pari passu with all its present and future unsecured and unsubordinated obligations (including contingent obligations) with the exception of such obligations as are mandatorily preferred by law and not by contract;

(i)	all information furnished by or on behalf of the Borrower or any other Security Party in writing in connection with the negotiation and preparation of this Loan Agreement, the other Finance Documents and the Underlying Documents is true and accurate in all respects and not misleading and does not omit any facts and there are no other facts the omission of which would make any such information misleading;

(j)	no Security Party has neither any taxable income nor an office or place of business in the United Kingdom or in the United States of America which generates tax or consequently renders any of the Finance Documents registrable in any register in the United Kingdom or in the United States of America whatsoever;

(k)	the entry by the Borrower into this Loan Agreement and its borrowing of the Loan hereunder and the execution of the Parent Guarantee by the Parent Guarantor do not breach section 4.10 or any other provision of the Indentures or either of them;

(l)	the choice of English law to govern the Underlying Documents and the Security Documents (other than the Finance Documents referred to in Clauses 3(g) and 3(h)), and the choice of Greek law to govern the Finance Documents referred to in Clause 3(g) and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

(m)	the latest audited and unaudited consolidated financial statements of the Parent Guarantor in respect of the relevant financial year as delivered to the Lender and present or will present fairly and accurately the financial position of the Parent Guarantor and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Parent Guarantor and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Parent Guarantor nor any of its Subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

(n)	no Security Party has incurred or agreed to incur any indebtedness save under the Indentures, this Agreement, or as otherwise disclosed to the Lender in writing;

(o)	the Parent Guarantor and the other Security Parties have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject; and

(p)	except for the registration of the Finance Document referred to in sub- Clause 3(h) on each Delivered Ship at the appropriate shipping registry, it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Loan Agreement and the other relevant Underlying Documents that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the United Kingdom, the Republic of Greece, the Republic of the Marshall Islands, or in any Flag State or in any country where any Security Party carries on business.
10.2	The Borrower hereby further represents and warrants to the Lender that the following matters will be true on the Drawdown Date of the Astra Ship Advance in relation to the Astra Ship and on the Delivery Date of each Delivered Ship (other than the Astra Ship) (each hereinafter referred to in this Clause 10.2 as the “relevant Delivered Ship”) and thereafter they shall remain true throughout the Security Period:
the relevant Delivered Ship will have been unconditionally delivered by the relevant Seller and accepted by the Owner thereof, pursuant to the relevant Contract relating thereto, and the full amount of moneys payable on the Delivery Date of such Delivered Ship under the relevant Contract will have been duly paid to the relevant Seller;
the relevant Delivered Ship will be duly registered in the name of the Owner thereof under the laws and flag of the relevant Flag State;
the relevant Delivered Ship will be in the absolute and unencumbered ownership of the Owner thereof save as contemplated by this Loan Agreement and the other Finance Documents;
the relevant Delivered Ship will at all times be maintained in a seaworthy condition and in good running order and repaired in accordance with first class ship ownership and ship management practice and kept in such condition as will entitle it to be classed at the highest classification status with its Classification Society free of all recommendations and qualifications (other than those which have been or are being complied with in accordance with their terms and which are not by their terms overdue for compliance), follow any interim operational provisos to such recommendations and qualifications and when so requested to provide the Lender with a certificate issued by the relevant Classification Society confirming that such classification is maintained;
the relevant Delivered Ship will be operationally seaworthy;
the relevant Delivered Ship will comply with all relevant laws, regulations and requirements (statutory or otherwise), including without limitation, the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation as are applicable to (i) ships registered under the laws and flag of the relevant Flag State and (ii) engaged in the same or a similar service as such Delivered Ship is or is to be engaged;
the Finance Document referred to in sub-Clause 3 (h) in respect of the relevant Delivered Ship will have been duly recorded against such Delivered Ship as a valid first priority ship mortgage in accordance with the laws of her Flag State;
the relevant Delivered Ship will be insured in accordance with the provisions of this Loan Agreement in respect of Insurances;
the relevant Delivered Ship will be managed by the Manager under the terms of the Management Agreement, relating thereto;

the Owner of the relevant Delivered Ship and the Manager shall have complied with the provisions of all Environmental Laws in respect of that Owner, the Manager and the relevant Delivered Ship;
the Owner of the relevant Delivered Ship and the Manager shall have obtained all Environmental Approvals and shall be in compliance with all such Environmental Approvals in respect of the relevant Delivered Ship;
the Owner of the relevant Delivered Ship and the Manager shall have not received any notice of any Environmental Claim that alleges that such Owner or the Manager is not in compliance with any Environmental Law or any Environmental Approval in respect of the relevant Delivered Ship;
there shall be no Environmental Claim pending against the Owner of the relevant Delivered Ship and/or the Manager and/or the relevant Delivered Ship; and
no Environmental Incident shall have occurred which could or might give rise to any Environmental Claim against the Owner of the relevant Delivered Ship and/or the Manager and/or the relevant Delivered Ship.
10.3	The Borrower hereby further represents and warrants to the Lender that on each day until full and final repayment in full of all amounts whatsoever payable by the Borrower to the Lender under this Loan Agreement the representations and warranties contained in Clauses 10.1 and 10.2 (updated mutatis mutandis to each such date) shall be true and correct as if made at that time.

10.4	The Borrower hereby covenants with and undertakes to the Lender that, throughout the Security Period, the Borrower will and will ensure and procure that each relevant Owner and where appropriate the Parent Guarantor and the Manager will:
(a)	carry on and conduct its business in a proper and efficient manner, will duly pay all outgoings as and when they fall due and promptly inform the Lender of any occurrence of which it becomes aware which might adversely affect the ability of any party thereto (with the exception of the Lender) to perform any of its obligations under the Finance Documents or under the Underlying Documents to which it is a party;

(b)	make available to the Lender, at the Lender’s request from time to time such information as it has or is able to obtain as to the business, affairs and financial condition of the Security Parties and the other members of the Group and in the case of a Builder and a Refund Guarantor such information as it has or is reasonably able to obtain, as the Lender may consider necessary;

(c)	ensure that at all times all governmental and other consents, licences, approvals and authorisations required by law for the validity, enforceability, and legality of each of this Loan Agreement and the Finance Documents and for the performance thereof are obtained and remain in full force and are complied with;

(d)	provide the Lender with a report on the progress of the construction of each relevant Newbuilding Ship upon the Lender’s request;

(e)	ensure that the Security Parties shall at all times comply with all laws and regulations applicable to them;

(f)	provide to the Lender (i) within 75 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports on SEC Form 6-K (or any successor form) in respect of the Parent Guarantor containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and a management’s discussion and analysis of financial condition and results of operations (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);
(i)	within 150 days after the end of each fiscal year of the Parent Guarantor, an annual report on SEC Form 20-F (or any successor form) in respect of the Parent Guarantor containing the information required to be contained therein for such fiscal year;

(ii)	at or prior to such times as would be required to be filed or furnished to the SEC if the Parent Guarantor was then a “foreign private issuer’’ subject to Section 13(a) or 15(d) of the Exchange Act, all such other reports and information the Parent Guarantor would have been required to file pursuant thereto; and

(iii)	a copy of all such information and reports referred to in clauses (1) to (3) (inclusive) of Section 4.17(a) of the Indentures within the time periods specified therein (unless the SEC shall not accept such a filing) and, upon the Lender’s request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Provided that, in relation to (i), (ii) and (iii) above, to the extent the Parent Guarantor ceases to qualify as a “foreign private issuer’’ within the meaning of the Exchange Act, whether or not the Parent Guarantor is then subject to Section 13(a) or 15(d) of the Exchange Act, the Borrower shall furnish to the Lender, so long as any Notes (as defined in each Indenture) are outstanding, within thirty (30) days of the respective dates on which the Parent Guarantor would be required to file such documents with the SEC if it was required to file such documents under the Exchange Act, all reports and other information that would be required to be filed with (or furnished to) the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

(g)	deliver to the Lender Compliance Certificates:
on the Drawdown Date of the Advance first to occur and on the earlier of (a) the date on which the quarterly reports are delivered under clause 10(3)(f) and (b) the date falling 75 days after the end of the financial quarter to which they refer, a Compliance Certificate together with such supporting information as the Lender may require; and
simultaneously with delivering the same under the Indentures, a copy of the compliance certificate to be issued and delivered in accordance with Section 4.06 of each Indenture;
(h)	ensure compliance with all of the obligations undertaken by the Parent Guarantor for itself and on behalf of each member of the Group under the Indentures which are set out in each Indenture Excerpt and the Borrower further agrees:
(i)	any terms defined in each Indenture shall have those meanings when used in the relevant Indenture Excerpt;

(ii)	no waiver or variation of any term of the Indentures or either of them by any person shall waive or vary the Borrower’s obligations hereunder to comply with the obligations in the relevant Indenture Excerpt, except with the consent of the Lender;

(iii)	the Borrower shall continue to be bound by its, or as the case may be, the Parent Guarantor’s obligations as set out in each Indenture Excerpt following a Covenant Defeasance (as defined in each Indenture) or a Legal Defeasance (as defined in each Indenture) or other termination or cancellation of the Indentures or either of them; and

(iv)	the Borrower will not, and will procure that the Parent Guarantor will not, vary any term of the Indentures or either of them without the prior written consent of the Lender; and
(i)	ensure that, subject to the other provisions of this Agreement, on the Delivery Date of each Newbuilding Ship (other than each Newbuilding Ship financed pursuant to Tranche B or any Substitute Ship which substitutes such Newbuilding Ship) all proceeds payable to the relevant Owner in accordance with the provisions of the relevant Post Delivery Documents, save for the proceeds required to be paid over to the relevant Builder on such Delivery Date, shall at the Lender’s sole and absolute discretion either (a) be paid to the Lender and be applied towards mandatory prepayment of the Loan in accordance with Clause 4.5 or (b) be paid to the credit of the Borrower’s Pledged Account and remain so credited until the relevant conditions precedent set out in Clauses 2.6, 2.7 and 2.9 have been satisfied.
Notwithstanding anything in this Loan Agreement (i) any terms, transactions or events permitted by the Indenture Excerpts or either of them and (ii) save as otherwise expressly provided in this Agreement, any other terms or transactions or events permitted by the Indentures or either of them shall be deemed to be permitted by this Agreement.
10.5	The Borrower hereby covenants with the Lender that, throughout the Security Period:

10.5.1	the Borrower shall ensure and procure that each relevant Owner will not, without the prior written consent of the Lender (which consent the Lender shall be at full liberty to withhold) otherwise than pursuant to the terms of this Loan Agreement and the other Finance Documents), as appropriate:
(a)	mortgage, assign, charge or create or permit to subsist any lien (other than liens arising in the ordinary course of business) on the whole or part of any of its present or future assets (including but without limitation, any Contract or Ship and any other property (real or personal), rights (including but without limitation rights under any Underlying Document), receivables, book debts, bank accounts or choses-in-action);

(b)	except as permitted hereunder or disclosed to and agreed by the Lender, borrow any sums of money;

(c)	make loans or advances to others or incur any liability to any party other than to the Lender except for loans which are immaterial in the Lender’s opinion or advances made or liabilities incurred in the ordinary course of business;

(d)	guarantee, endorse or otherwise become or remain liable to a third party for the obligations of any person, firm or corporation, save for the Indentures;

(e)	after the date hereof, incur howsoever directly or indirectly any expenditure of a capital nature, except in the ordinary course of its business;

(f)	engage in any business wider or different from that now being conducted by it or make any actual or contingent commitment or investment of any kind;

(g)	save as otherwise disclosed hereunder repay any indebtedness incurred by it except to the Lender;

(h)	pay any dividend or other distributions whatsoever to its shareholders; and

(i)	save as otherwise disclosed hereunder establish or maintain any bank accounts in the name of such Owner or otherwise relating to any Ship or the proceeds of the Loan except with the Lender;
10.5.2	the Borrower will not and will ensure and procure that each relevant Owner will not, without the prior written consent of the Lender (which consent the Lender shall be at full liberty to withhold) otherwise than pursuant to the terms of this Loan Agreement and the other Finance Documents), as appropriate:

consolidate with or merge into any other company;

vary any of the terms of any of the Finance Documents; and

vary any of the terms or cancel or rescind or terminate any of the Underlying Documents.

10.6	The Borrower hereby further undertakes with the Lender to ensure and procure that throughout the Security Period each Owner of a Delivered Ship and, where appropriate, the Manager thereof shall comply with the following provisions of this Clause 10.6 except as the Lender may otherwise permit:
(a)	to procure that on the Drawdown Date of the Astra Ship Advance in relation to the Astra Ship and/or on the Delivery Date of each other Delivered Ship, such Delivered Ship shall be duly registered under the laws and the flag of the relevant Flag State, in the ownership of the Owner of such Delivered Ship and at all times thereafter, it shall remain duly registered under such laws and flag of the relevant Flag State and not do or suffer to be done anything whereby the registration may be forfeited or imperilled;

(b)	to appoint and/or keep the Manager appointed as manager of each Delivered Ship and not vary or terminate this appointment;

(c)	without prejudice to sub-clause 10.4(a) not save as contemplated in the Finance Documents, to create, incur or permit to subsist any Encumbrance over any Delivered Ship, the Earnings, the Insurances or the Requisition Compensation thereof;

(d)	not at any time to represent to a third party that the Lender is carrying cargo in any Delivered Ship or is in any way connected or associated with an operation or carriage being undertaken by it or have any operational interest in any Delivered Ship;

(e)	save for the relevant Charter, not to voyage or time charter any Delivered Ship (whether before, on or after its Delivery Date) or place it under contract for employment (a) for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed six (6) months or (b) at a charter rate which is below the market rate at the time of the charter fixture and in case of any Delivered Ship being employed for more than six (6) months, after having obtained the Lender’s consent, the Lender shall be furnished with (i) details and documentary evidence satisfactory to the Lender in its sole discretion in respect of the new employment, (ii) upon Lender’s request, a specific assignment in favour of the Lender of the benefit of such charter together with a notice of any such assignment addressed to the relevant charterer and use its best efforts to procure the delivery to the Lender of an acknowledgement of receipt of such assignment by the relevant charterer all in form and substance satisfactory to the Lender and (iii) upon Lender’s request, a specific agreement of subordination of the rights of such charterer to the rights of the Lender;
(f)	not to demise charter any Delivered Ship for any period whatsoever;

(g)	not without the prior written consent of the Lender to put any Delivered Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed Five hundred thousand Dollars ($500,000) (or the equivalent in any other currency) unless the Owner thereof shall have satisfied the Lender that the cost of such work is fully recoverable under the Insurances (save for any applicable deductible) or such person shall first have given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Delivered Ship or its Earnings or Insurances for the cost of such work or otherwise;

(h)	to give the Lender reasonable prior notice of any dry-docking of each Delivered Ship so that the Lender (if it so requires) can arrange for a representative to be present;

(i)	to notify the Lender of any intended laying-up or de-activation of any Delivered Ship;

(j)	to provide the Lender with such copies of the trading certificates of each Delivered Ship as the Lender may from time to time require;

(k)	to hold or procure that the Manager shall hold all appropriate ISM Code Documentation and ISPS Code Documentation and provide the Lender upon request from time to time with copies of the relevant ISM Code Documentation and ISPS Code Documentation duly issued to the Owner of each Delivered Ship, the Manager and such Delivered Ship pursuant to the ISM Code and the ISPS Code respectively;

(l)	to keep, or procure that there is kept, on board each Delivered Ship a copy of all relevant ISM Code Documentation and ISPS Code Documentation;

(m)	as soon as any Owner of a Delivered Ship becomes aware, to inform the Lender immediately should the Document of Compliance and/or the Safety Management Certificate and/or the International Ship Security Certificate issued in connection with the relevant ISM Code Documentation be cancelled, rescinded, suspended or amended in any way;

(n)	to notify the Lender promptly upon being made aware thereof upon the occurrence of:
(i)	casualty in respect of any Delivered Ship which is or is likely to be or to become a Major Casualty;

1.2.1.1.1	any occurrence as a result of which any Delivered Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iii)	any intended dry docking of any Delivered Ship;

(iv)	any Environmental Claim against the Borrower and/or any Owner, the Manager, or any Delivered Ship or any Environmental Incident;

(v)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower and/or any Owner, an ISM Responsible Person, the Manager or otherwise in connection with any Delivered Ship;

(vi)	any other matter, event or incident actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with; and to advise and procure that the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the relevant Owner’s, the ISM Responsible Person’s, the Manager’s or any other person’s proposed or actual response to any of those events or matters;
to permit, or procure that the Lender shall have the right at any time on reasonable notice to inspect or survey each Delivered Ship or instruct a duly authorised independent surveyor to carry out such survey on its behalf to ascertain the condition of each Delivered Ship and satisfy itself that each Delivered Ship is being properly repaired and maintained, provided that such inspections shall not unreasonably interfere with such Delivered Ship’s running or operation (and the costs of such inspection or survey shall be payable by the Borrower and/or the relevant Owner);
to promptly provide the Lender with information concerning the classification status and insurance of the Delivered Ships from time to time as and when so required in writing by the Lender;
to execute and deliver to the Lender such documents of transfer as the Lender may require in the event of sale of any Delivered Ship pursuant to any power of sale contained in the Finance Document referred to in Clause 3 (h) or which the Lender may have in law;
to provide the Lender with a certificate of ownership and encumbrances relative to each Delivered Ship issued by the relevant registry of the Flag State of such

Delivered Ship and a copy of the entries in the relevant Company’s registers relative to Owner of such Delivered Ship, when so requested by the Lender;
upon becoming aware, to notify the Lender immediately by telefax of any recommendation or requirement imposed by the Classification Society, the Insurers or by any other competent authority in respect of any Delivered Ship that is not complied with in accordance with its terms;
to carry on board each Delivered Ship with such Delivered Ship’s papers a properly certified copy of the relevant Mortgage and exhibit the same to any person having a legal interest in, or having business with, such Delivered Ship and to any representative of the Lender, and place and keep prominently in the Chart Room and in the Master’s cabin of such Delivered Ship a framed notice printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide and nine inches high reading as follows:
“NOTICE OF MORTGAGE
This Ship is owned by [name of Owner] and is subject to a first [preferred] [priority] mortgage [and deed of covenants collateral thereto] in favour of MARFIN POPULAR BANK PUBLIC CO LTD of the Republic of Cyprus.”. Under the terms of said Mortgage, neither the Owner, nor the Master nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Ship any other lien whatsoever other than for crew’s wages accrued for not more than three (3) months and salvage.”;
to pay when due and payable all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against each Delivered Ship;
if any writ or proceedings shall be issued against any Delivered Ship or if any Delivered Ship shall be otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, to immediately notify the Lender thereof by telefax confirmed by letter and within fourteen (14) days thereafter cause that Delivered Ship to be released, save in the case of piracy in which case such Delivered Ship must be released within one hundred and twenty (120) days;
not to cause or permit any Delivered Ship to be operated in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code and not to engage in any unlawful trade or carry any cargo that will expose any Delivered Ship to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) not employ any Delivered Ship or voluntarily suffer its employment in carrying any contraband goods;
to promptly pay all tolls, dues and outgoings in respect of each Delivered Ship and all wages, allotments, insurance and pension contributions of the Master and crew of such Delivered Ship when due and make all deductions from the wages in respect of any tax liability, accounting to the relevant authority for them and if the Lender at any time has reasonable cause to believe that such payments may not be being made, to produce to the Lender at its request evidence confirming that all such amounts have been paid when due;
at all times to maintain each Delivered Ship in a seaworthy condition and in good running order and repair in accordance with first class ship ownership and ship management practice and keep each Delivered Ship in such condition as will entitle it to be classed at the highest classification status with its Classification Society free of all recommendations and qualifications (other than those which have been or are being complied with in accordance with their terms and which are not by their terms overdue for compliance), follow any interim operational provisos to such recommendations and qualifications and when so requested to provide the Lender with a certificate issued by the relevant Classification Society confirming that such classification is maintained;
to submit each Delivered Ship regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Lender in writing, supply to the Lender copies of all survey reports issued in respect thereof;
at all times to comply with all legal requirements whether imposed by enactment, regulation, common law or otherwise and have on board each Delivered Ship as and when legally required valid certificates showing compliance therewith;
without prejudice to the generality of sub Clause 10.6 (aa) above, to obtain and maintain any and all Environmental Approvals required in respect of each Delivered Ship and comply or procure that the Manager or any charterer of any Delivered Ship will at all times comply with the ISM Code, the ISPS Code, the ISPS Code Documentation, all Environmental Laws, and all other laws and regulations relating to such Delivered Ship, its ownership, operation, manning and management or to the business of the Owner of such Delivered Ship and/or the Manager;
not to remove or permit the removal of any part of any Delivered Ship or any equipment belonging thereto nor make or permit any alterations to be made in the structure, type or speed of any Delivered Ship which materially reduce the value of such Delivered Ship (unless such removal or alteration is required by statute or by the Classification Society) of such Delivered Ship;
in the event of Compulsory Acquisition of any Delivered Ship to execute any assignment that the Lender may request in relation to any and all amounts which the relevant Government Entity shall be liable to pay as compensation for that Delivered Ship or for its use and if received by the Owner of such Delivered to pay such amounts immediately to the Lender; and

(ee)	ensure that all the Earnings of each Delivered Ship shall be paid into the relevant Owner’s Earnings Account opened in the name of the Owner of such Delivered Ship.

10.7	The Borrower hereby irrevocably agrees and undertakes to ensure and procure that:

10.7.1	the Lender, or its authorised representatives may, without prior notification, communicate directly with the relevant Classification Society concerning maintenance, repair, classification and seaworthiness of each Delivered Ship, and to the same extent with any regulatory authority having jurisdiction over such Delivered Ship;

10.7.2	each relevant Owner and/or the Manager shall unconditionally authorise the Classification Society or regulatory authority, at the request of the Lender, to give information to it, or its authorised representatives and to conduct inspections and surveys of each Delivered Ship, as if requested by the relevant Owner;

provided that the Lender will not, without prior consultation with therelevant Owner, take any action under this Clause 10.7 unless an Event of Default has occurred.

10.8	The Borrower hereby also undertakes with the Lender to ensure and procure that each relevant Owner and where appropriate the Manager will comply with the following provisions of this Clause 10.8 from the Drawdown Date of the Astra Ship Advance in relation to the Astra Ship and from the Delivery Date in relation to each Delivered Ship (other than the Astra Ship) and at all times during the Security Period, except as the Lender may, otherwise permit, at the expense of the Borrower and/or the relevant Owner and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender and, if so required by the Lender (but without, as between the Lender and the Borrower and/or the Manager and/or the relevant Owner, liability on the part of the Lender for premiums or calls) with the Lender named as co-assured:
a.	to insure and keep insured each Delivered Ship in Dollars or such other currency as may be approved in writing by the Lender, in the full insurable value of such Delivered Ship but in no event for an aggregate amount which is less than one hundred and thirty per cent (130%) of the outstanding amount of the relevant Additional Ship Advance in respect of such Delivered Ship against fire and usual marine (including Excess Risks) and War Risks covered by hull and machinery policies and War Risks and perils covered by other supplementary hull policies;

b.	to enter each Delivered Ship in the name of the Owner thereof for her full value and tonnage against all Protection and Indemnity Risks in a protection and indemnity association approved by the Lender with unlimited liability if available otherwise with the least limited liability for the time being $1,000,000,000 in relation to oil pollution risks and to comply with the rules of such protection and indemnity association from time to time in effect and if so requested by the Lender to obtain excess oil spillage and pollution insurance in excess of the limit of the protection and indemnity association with the highest possible cover;

c.	if any Delivered Ship enters the territorial waters of the USA (or other jurisdiction having legislation similar to the US Oil Pollution Act 1990) for any reason whatsoever to take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

d.	upon Lender’s request, to effect loss of hire and/or Earnings, Insurance on each Delivered Ship (as may be required by the Lender ) in respect of charterparties which exceed six (6) months duration and otherwise on such terms and in such amounts as the Lender may instruct the Borrower and/or the relevant Owner as being necessary or appropriate;

e.	to pay to the Lender upon first demand all premiums and other amounts payable by the Lender in effecting a mortgagees’ interest insurance policy (“MII”) and a mortgagees’ interest additional perils insurance policy (“MAPI”) in relation to each Delivered Ship in the name of the Lender, upon such terms and conditions and with such insurers and for such amounts as the Lender may require;

f.	to effect such additional Insurances that shall (in the reasonable opinion of the Lender) be necessary or advisable;

g.	to renew the Insurances at least fourteen (14) Business Days before the relevant Insurances expire (or give the Lender evidence satisfactory to it that such Insurances will be renewed upon their stated expiry dates) and to procure that the Approved Insurance Brokers or the Insurers (as the case may be) shall promptly confirm in writing to the Lender the terms and conditions of such renewal as and when the same occurs;

h.	punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce evidence of payment when so required in writing by the Lender;

i.	to arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;

j.	to procure that the Insurance Documents shall be deposited with the Approved Insurance Brokers or the Insurers (as the case may be) and that the Approved Insurance Brokers or the Insurers (as the case may be) shall provide the Lender with pro forma copies thereof and shall issue to the Lender a letter or letters of undertaking in such form as the Lender shall reasonably require;

k.	to procure that the Protection and Indemnity and/or War Risks associations in which the Delivered Ships are entered shall provide the Lender with a letter or letters of undertaking in such form as may be reasonably required by the Lender and shall provide the Lender with a copy of the certificate of entry and, if so requested by the

Lender, a copy of each certificate of financial responsibility for pollution by oil or other substances issued by such Protection and Indemnity and/or War Risks association in relation to the Delivered Ships;
l.	to procure that the interest of the Lender is endorsed on the Insurance Documents by means of a Notice of Assignment in the form in Schedule 3 to the Finance Document referred to in Clause 3 (i) or such other form as the Lender may require and that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain a loss payable clause during the Security Period in the form in Schedule 4 or Schedule 5 (as may be appropriate) to the Finance Document referred to in Clause 3 (i) or such other form as the Lender may require;

m.	to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Delivered Ships and the Insurers shall not cancel any of the Insurances by reason of non-payment of premium or calls due in respect of other ships or in respect of other insurances and for fourteen (14) days prior written notice to be given to the Lender by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Lender) in the event of cancellation or termination of the Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;

n.	promptly to provide the Lender with full information regarding any casualties or damage to any Delivered Ship in an amount in excess of Five hundred thousand Dollars ($500,000) or in consequence whereof any Delivered Ship have become or may become a Total Loss;

o.	at the request of the Lender to provide the Lender, at the Borrower’s cost (but not more often than once in every twelve (12) months), with a detailed report in respect of any Delivered Ship issued by a firm of marine insurance brokers or consultants appointed by the relevant Owner and approved by the Lender in relation to the Insurances;

p.	not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and not to suffer nor permit the Delivered Ships or any of them to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first obtaining the Insurers’ consent for such voyage or the carriage of such cargo and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

q.	not to employ the Delivered Ships or any of them, or offer the Delivered Ships or any of them to be employed, otherwise than in conformity with the terms of the Insurance Documents (including any express or implied warranties they contain), without first obtaining the Insurers’ consent to such other employment and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe, or arranging for additional insurance;
r.	(without limitation to the generality of the foregoing) in particular not to permit the Delivered Ships or any of them to enter or trade to any zone which is declared a war zone by any government or by each Delivered Ship’s War Risks Insurers unless there shall have been effected by the Owner of each Delivered Ship’s and at its expense such special insurance or the consent of the Insurers to enter or trade into such zone is obtained and the relevant Owner is complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

s.	to procure that all amounts payable under the Insurances are paid in accordance with the relevant loss payable clause under Clause 10.8 sub-clause (l) and to apply all amounts as are paid to the relevant Owner for the purpose of making good the loss and fully repairing all damage in respect of which the said amounts shall have been received; and

t.	should any Delivered Ship be laid up for any period, to arrange ‘lay-up’ Insurances for such Delivered Ship during such period, at the relevant Owner’s own cost and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender.
10.9	(i)	If the Lender reasonably requires on or prior the Drawdown Date of the Astra Ship Advance in relation to the Astra Ship and /or on or prior to the Delivery Date of any other Delivered Ship and at anytime and from time to time thereafter (and at least once a year), such Delivered shall be valued in Dollars by one (1) Approved S&P Broker chosen by the Borrower and approved by the Lender, such valuations to be made without physical inspection (unless otherwise required by the Lender), and on the basis of an arm’s-length purchase by a willing buyer from a willing seller and without taking into account any charterparty. The fees of the Approved S&P Broker appointed to give such valuation and all other costs arising in connection with the obtaining of any such valuations shall be paid by the Borrower.

	(ii)	In the event that during the Security Period the Market Value of any Delivered Ship determined pursuant to Clause 10.9 (i) together with the value of any additional security (valued in accordance with normal banking practice) previously provided to the Lender pursuant to this Clause is less than one hundred twenty per cent (120%) of the outstanding principal amount of the Additional Ship Advance pursuant to which such Delivered Ship was financed, at any time, then the Borrower shall within twenty one (21) Business Days of receipt of a notice from the Lender advising the Borrower of the amount of such deficiency (which notice shall be conclusive) either provide to the Lender additional security (valued in accordance with normal banking practice) which shall in all respects be satisfactory to the Lender so that the Market Value of the relevant Delivered Ship (determined in accordance with Clause 10.9 (i)) together with the value of any additional security (valued as aforesaid) previously provided to the Lender pursuant to this Clause is at least one hundred twenty per cent (120%) of the outstanding principal amount of the Additional Ship Advance pursuant to which such Delivered Ship was financed or prepay part of such Additional Ship Advance in accordance with Clause 4 so that the Market Value of the Delivered Ship (determined in accordance with Clause 10.9 (i)) together with the value of any additional security (valued as aforesaid) previously provided to the Lender pursuant to this Clause is at least one hundred twenty per cent (120%) of the outstanding principal amount of the Additional Ship Advance pursuant to which such Delivered Ship was financed.
11.	Payments

11.1	All payments by the Borrower shall be made on their due date in Dollars and not later than 11.00 a.m. (London time) without set-off, counterclaim or any deductions whatsoever at such account as the Lender may from time to time nominate by written notice to the Borrower. The Lender shall have the right to change the place or account for payment, upon five (5) Business Days’ prior written notice to the Borrower.

11.2	If at any time any applicable law requires the Borrower to make any deduction or withholding of whatsoever nature from any payment due under this Loan Agreement, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding, the Lender receives a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

11.3	Whenever any payment hereunder shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day and all interest and other payment shall be calculated accordingly.

12.	Indemnity

12.1	The Borrower shall indemnify the Lender against any financial or monetary loss or expense which the Lender incurs (including, but not limited to, Broken Funding Costs) as a consequence of (i) default in payment of any sum hereunder or other default hereunder or (ii) any repayment made on any date other than the final day of an Interest Period, including in either such case all costs, charges and expenses incurred by the Lender in liquidating or re-employing deposits from third parties acquired to fund the Loan (including, but not limited to, Broken Funding Costs) or (iii) any reserve requirements or any other matter which increases the Lender’s cost of funding over the Interest Rate or (iv) failing to borrow after serving notice therefore under Clause 2.

12.2	If any sum due from the Borrower under this Loan Agreement or under any order or judgment given or made in relation hereto has to be converted from the currency (the “First Currency”) in which the same is payable hereunder or under such order of judgment into another currency (the “Second Currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Borrower shall pay such additional amounts as may be necessary to ensure that the sums paid in the Second Currency when converted at the rate of exchange at which the Lender may in the ordinary course of business purchase the First Currency with the Second Currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claims or proof will produce the sum then due under this Loan Agreement in the first currency. Any such amount due from the Borrower shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Loan Agreement and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the First Currency with the Second Currency.
13.	Set-Off

The Lender is hereby authorised to combine any and all accounts with it held by the Borrower and to set off such accounts against any sums due and payable by the Borrower hereunder. For that purpose, the Lender is hereby authorised to use all or part of the credit balance on any and all such accounts to buy such other currency or currencies as may be required to enable it to effect any such set-off.

14.	Events of Default

14.1	An “Event of Default” shall occur if:
(a)	the Borrower fails to pay any sum due on its due date as described herein;

(b)	any party to this Loan Agreement or any other Finance Document (other than Lender) defaults in the due performance and observance of any of the terms and conditions hereof or of any other Finance Document to which it is a party and such default is not remedied within fourteen (14) Business Days from the date of its occurrence;

(c)	there is an event of default under (and as defined in) any of the Underlying Documents and/or any of the Underlying Documents is (without the Lender’s prior written consent) amended or varied in any respect cancelled, repudiated, rescinded or otherwise ceases to be in full force and effect;

(d)	there shall occur a default (howsoever therein described) under each Indenture or any indebtedness exceeding Four million Dollars ($4,000,000) in aggregate for all Security Parties is not paid when due or any Indebtedness of any Security Party shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) days thereof;

(e)	there is a material adverse change in the financial position of any Security Party, any other member of the Group, any Refund Guarantor or any Builder, which in the reasonable opinion of the Lender has a material adverse effect on the ability of the Borrower and/or any Owner to perform its obligations hereunder and/or under any of the other Finance Documents;
(f)	any Security Party or any Builder or any Refund Guarantor suspends payment or stops payment of or is unable to or admits in writing its inability to pay its lawful debts as they mature or any of them enters into a general assignment for the benefit of its creditors or makes any special arrangement or composition with its creditors;

(g)	any resolution is passed or any proceedings are commenced for the purpose of or any order (which, once granted, is not discharged or withdrawn within ten (10) days) or judgment is made or given by any court of competent jurisdiction for the liquidation, winding-up or reconstruction while solvent of any Security Party, any Builder or any Refund Guarantor (other than on terms previously approved by the Lender) or for the appointment of a receiver, trustee, conservator or liquidator of all or a substantial part of the undertaking or assets of any Security Party, any Builder or any Refund Guarantor;

(h)	there shall occur a “Change of Control” (as defined in each Indenture) or the “Permitted Holder” (as defined in each Indenture) owns less than 20% of the issued share capital of the Parent Guarantor;

(i)	any Owner shall sell, transfer, dispose of or encumber its Ship or any interest or share therein, or agree so to do (save in the case of Permitted Liens ) without the prior written consent of the Lender;

(j)	any Delivered Ship is arrested or detained and such arrest or detention is not released within fourteen (14) days (save in the case of piracy in which case such Delivered Ship must be released within one hundred and twenty (120) days) or an order for the sale of any Delivered Ship is made by a court of competent jurisdiction or the Borrower and/or the relevant Owner ceases to retain possession and/or control of its Delivered Ship for a period in excess of fourteen (14) days; or

(k)	any Delivered Ship shall become a Total Loss and the Borrower shall fail to make the mandatory prepayment required to be made under Clause 4.8 in respect of such Total Loss within the time therein set forth.
14.2	Upon the occurrence of an Event of Default and without any prior summons or other notice being necessary, all of which are hereby expressly waived by the Borrower, the Loan and all unpaid interest accrued thereon and all fees and other sums of moneys whatsoever payable to the Lender hereunder or pursuant to the other Finance Documents whether actual or contingent and all interest accrued thereon, shall fall due forthwith upon the Lender’s written demand.

15.	Assignment -Change of Lending Office

15.1	The Borrower may not assign its rights or obligations under this Loan Agreement without the prior written consent of the Lender.

15.2	The Lender may, at any time and at no cost whatsoever to the Borrower, assign, transfer or offer participations in all or a proportion of all its participations in the Loan and its rights and obligations hereunder to any other bank or financial institution provided that:
(i)	the Lender shall be at liberty to disclose on a confidential basis to any such assignee, transferee or grantee (or to any potential assignee, transferee or grantee) all such information concerning the Borrower, any relevant Contract and any relevant Ship as the Lender deems appropriate; and

(ii)	the Borrower shall upon demand by the Lender execute and deliver to the Lender all such documents and do all such acts and things as the Lender may deem necessary or desirable in its absolute discretion for giving full effect to any such assignment, transfer or participation; and

(iii)	subject to sub-paragraph 15.2 (ii) hereof, no such assignment transfer or participation shall affect any of the obligations of the Borrower hereunder or under the other Finance Documents.
15.3	The Lender may at any time and from time to time change its lending office in respect of the whole or any part of its participation in the Loan. The Lender shall notify the Borrower of any such change in the lending office as soon as is practicable.

16.	Notices

16.1	Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

16.2	A notice shall be sent:

(a) to the Borrower at:	85 Akti Miaouli
185 38 Piraeus
Greece
Fax No.: +30 210 4531984

(b) to the Lender at:	Marfin Popular Bank Public Co Ltd
134 Limassol Avenue
Strovolos 2025
Nicosia Cyprus
Fax No.: + 35722363900

with a copy to:	Marfin Popular Bank Public Co Ltd
Greek Branch, trade name “Marfin Egnatia Bank”
24B Kifissias Avenue
151 25 Maroussi
Attiki, Greece
Fax No: +30 210 6896358
or to such other address as the relevant party may notify the other in writing.
16.3	Subject to Clauses 16.4 and 16.5:
(i)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(ii)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.
16.4	However, if under Clause 16.3 a notice would be deemed to be served:
(i)	on a day which is not a Business Day in the place of receipt; or

(ii)	on such a Business Day, but after 5 p.m. local time;
the notice shall (subject to Clause 16.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Business Day.
16.5	Clauses 16.3 and 16.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

16.6	A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Loan Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Loan Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

16.7	Any notice under or in connection with a Finance Document shall be in English.

16.8	In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

17.	Law and Jurisdiction

17.1	This Loan Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, English law.

17.2	Subject to Clause 17.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Loan Agreement and any non-contractual obligations connected with it.

17.3	Clause 17.2 is for the exclusive benefit of the Lender, which reserves the right:
(i)	to commence proceedings in relation to any matter which arises out of or in connection with this Loan Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(ii)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.
The Borrower shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Loan Agreement and any non-contractual obligations connected with it.
17.4	The Borrower irrevocably appoints HFW Nominees Ltd., with offices at Friary Court, 65 Crutched Friars, London EC3N 3AE, England, to act as its agent to receive and accept on their behalf any process or other document relating to any proceedings in the English courts which are connected with this Loan Agreement and any non-contractual obligations connected with it.

17.5	The Borrower irrevocably designates and appoints Mrs. Vasiliki Papaefthymiou, an Attorney-at-law with offices at 85 Akti Miaouli, 185 38 Piraeus, Greece, as agent for the service of process in Greece (“antiklitos”) and agree to consider any legal process or any demand or notice made served by or on behalf of the Lender on the said agent as being made to the Borrower. The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Loan Agreement and the other Finance Documents.

17.6	Nothing in this Clause 17 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

17.7	In this Clause 17, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

18.	Miscellaneous
The Lender may perform all or any of its functions under the Finance Documents through any office or branch which it may from time to time select and notify to the Borrower or through any kind of agent or sub-agent and, in particular, by power of attorney or otherwise delegate the exercise of any of its powers and discretions under and in connection with the Finance Documents to any person on such terms (as to duration, sub-delegation, remuneration, exoneration and otherwise) as it may consider appropriate.
AS WITNESS the hands of the duly authorised officers or attorneys of the parties hereto the day and year first before written.

EXECUTION PAGE
BORROWER

SIGNED by Todd Johnson	)	/s/ Todd Johnson
for and on behalf of	)
NAVIOS SHIPMANAGEMENT INC.	)
in the presence of:	)
/s/ Anna Zois
Anna Zois
V&P Law Firm
15 Filikis Eterias Square
106 73 Athens, Greece

LENDER

SIGNED by Vasiliki Katsouli	)	/s/ Vasiliki Katsouli
for and on behalf of	)
MARFIN POPULAR BANK PUBLIC CO LTD	)
in the presence of:	)
/s/ Anna Zois
Anna Zois
V&P Law Firm
15 Filikis Eterias Square
106 73 Athens, Greece